Exhibit 5.1

GREENBERG TRAURIG, LLP

3161 Michelson Drive, Suite 1000

Irvine, California 92612

July 29, 2015

Aqua Metals, Inc.

501 23rd Avenue

Oakland, California 94606

Re: Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to Aqua Metals, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-1 (File No. 333-204826) (the “Registration Statement”) filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, for the registration of (i) up to 7,590,000 shares (the “Common Shares”) of the Company’s $0.001 par value common stock (“Common Stock”); (ii) a warrant to purchase up to 759,000 shares of Common Stock to be issued to the underwriters (the “Underwriters’ Warrant”); and (iii) up to 759,000 shares of Common Stock underlying the Underwriters’ Warrant (the “Underlying Shares”).

You have requested our opinion as to the matters set forth below in connection with the Registration Statement. For purposes of rendering this opinion, we have examined the Registration Statement, forms of the First Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws of the Company currently in effect, the Underwriters’ Warrant, and the corporate action of the Company that provides for the issuance of the Common Shares and execution of the Underwriters’ Warrant, and we have made such other investigation as we have deemed appropriate. We have examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinion, we have also relied on a certificate of an officer of the Company. We have not independently verified the matters set forth in such certificates.

We express no opinion herein as to the laws of any state or jurisdiction other than the General Corporation Law of the State of Delaware and the federal laws of the United States of America.

Based upon and subject to the foregoing, it is our opinion that the Common Shares are duly authorized for issuance by the Company and, when issued and paid for as described in the Registration Statement, will be validly issued, fully paid and non-assessable.

Based upon and subject to the foregoing, it is our opinion that the Underwriters’ Warrant has been duly authorized for issuance by the Company and, when issued in conformity with and pursuant to the Registration Statement, will be validly issued, fully paid and non-assessable.

Based upon and subject to the foregoing, it is our opinion that the Underlying Shares have been duly authorized for issuance by the Company and, upon exercise and payment of the exercise price therefor in accordance with the terms of the Underwriters’ Warrant, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our name under the caption “Legal Matters” in the prospectus made part of the Registration Statement.

Very truly yours,

/s/ GREENBERG TRAURIG, LLP